PROMISSORY NOTE

US $1,000,000	Effective Date: January 31, 2019
FOR VALUE RECEIVED, the undersigned Sonic Foundry, Inc., a Maryland Corporation ("Borrower") promises to pay to Mark Burish, a Wisconsin resident (“Lender”), the principal sum of One Million Dollars (US $1,000,000.00), with interest on the unpaid principal balance at the rate of 9.25% percent per annum. Interest accrued on this Note shall be due and payable on each January 31, or the next business day if such day is not a day on which the national banking associations are open for business, of each year during the term of this Note. The then outstanding principal balance of this Note, plus any then unpaid accrued interest, shall be due and payable on January 31, 2020, or the next business day if such day is not a day on which the national banking associations are open for business. This Note may be prepaid at any time without penalty. All payments due under this Note shall be payable at 33 East Main Street, Suite 400, Madison, Wisconsin 53703, or such other place as may be designated by Notice to Borrower from or on behalf of Lender. This Note may be paid by Borrower by issuing Borrower common stock to the Lender, which each share valued at $1.30 per share
Borrower waives presentment, demand, notice of dishonor, protest, notice of acceleration, notice of intent to demand or accelerate payment or maturity, presentment for payment, notice of nonpayment, grace, and diligence in collecting the Indebtedness.
This Note shall be governed by the law of the State of Wisconsin, without reference to choice of law principles.
IN WITNESS WHEREOF, and in consideration of the Lender's agreement to lend Borrower the principal amount set forth above, Borrower has caused this Note to be signed and delivered by its duly authorized representative.
BORROWER:

ACCEPTED this 31st of January, 2019, on behalf of Sonic Foundry, Inc.

By:	/s/ Kenneth A. Minor
By:	Kenneth A. Minor
Title:	Chief Financial Officer